Comments from Mr. Lee insert here

# Summary of Business and Developments for 2011

1 As mentioned in our presentation earlier that:
in

| | |
|---|---|
| 2011 | we focus on both production quantity and quality in 2011. |
| 2012 | the Company focus will shift to marketing, with the establishment of many franchising and distribution networks to ensure that the Company's products will reach the end consumer. The result is a one-stop-shop for providing organic food to an ever growing urban population. |
| 2013 | The Company plans on listing our businesses individually on the Asian Stock Exchanges to enhance larger return opportunities for SIAF. |

2 In 2011 our operation targets are for:

2.1 Capital Award (our fishery arm) is

to secure up to 4 consultant and servicing contracts to built a Prawn farm, an eel farm, and two more fish farms
to grow fish for the down stream processing operation and the export markets.
and
to take up equity interest initially on two newly form Sino Joint Venture companies that will own and operate
the fish farm (built in 2010) and said prawn farm built in 2012 respectively.

Targeted Combined revenues from these is at no less than $32 Million and targeted GP is around $19.5 Million

Estimated development capital required by CA is about US$18.76 Million funded 50% by Chinese Joint Venture partners and 50% by SIAF.

2.2 Our HU plantation operation is

to develop a modern drying and processing facilities that is capable to dry and to process and pack up to
100 million pieces of fresh flowers per year. (or the equivalent up to about 1,800 MT of dried flowers)

And

to develop an asparagus farm on a newly acquired 150 acres block next to the HU Plantation as an alternative source of incomes that has synergy later on ,in utilizing the HU processing facilities.

Targeted combined revenues for 2011 is about $6.57 Million to yield Gross profit up to $4.76 Million.

Estimated development capital is about US$18.23 Million funded up to 28% by the Chinese Joint Venture partners and 72% by SIAF.

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2.3 Our Cattle , fertilizer and live stock feed operation (at SJAP HuangYuan) is

to complete its development program covering the followings:

- to upgrade its fertilizing plants and the livestock feed manufacturing facilities to ensure production up to 20,00 MT of organic fertilizer and 25,000 MT of Live stock feed per year efficiently.
- to buy additional 1800 heads of young cattle for fattening purposes.
- to complete its head office building
- to complete a additional 20 cattle houses and facilities to enhance the sales of up to 3,000 heads of cattle for 2011.
- to start the construction of Mash Gas facilities.

to complete the construction of a second similar operation facilities at Hunan at two newly acquired blocks of land measuring up to 25.1 acres of zoned industrial land and 49.5 acres of agricultural zoned land.

Targeted combined revenue for 2011 of around $17.5 Million with Gross profit estimated at $6.18 Million.

Estimated development capital at around $24.43 million funded by up to 20% by our Chinese Joint Venture partners and 80% by SIAF.

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2.4 A newly develop cattle and sheep demonstration farm and operation at a new acquired 66 acre block of land next to the HU Plantation.

to produce aromatic beef cattle and sheep

Targeted revenue generated for 2011 is around $2 million grossing about $300,000.

Estimated development capital at around 10.65 million funded up to 25% by our Chinese Joint Venture partners and 75% by SIAF.

All development capitals are inclusive land costs, purchases of plants and equipment , installation costs and fit out, and pre-income generated working capital etc.